ANNUAL INFORMATION FORM

FOR THE YEAR ENDING FEBRUARY 28, 2005

DATED MAY 27, 2005

This Annual Information Form of Virginia Gold Mines Inc. (“Virginia”) provides with information on Virginia on February 28, 2006.
Following the closing of an arrangement with Goldcorp Inc. (“Goldcorp”) on March 31, 2006, Virginia became a wholly owned subsidiary of Goldcorp.
Consequently, this Annual Information Form of Virginia has been prepared by the management of Virginia
Mines Inc. (“New Virginia”), the corporation that continued the operations of Virginia following the arrangement with Goldcorp, in connection with its reporting obligations.

Annual Information Form, May 29, 2006
Virginia Mines Inc.

TABLE OF CONTENTS

GLOSSARY TERMS
The following is a glossary of terms used in this annual information form.

Term	Description
"Ag"	Chemical symbol for silver.
"alteration"	Any change in the mineralogic composition of a rock that is brought about by physical or chemical means.
"amphibolite facies"	Said of metamorphic rocks formed under moderate to high pressure and temperatures of 450 to 700 degrees C.
"anomaly"	Geochemical and geophysical data, which deviates from regularity.
"Archean"	Oldest rocks of the Precambrian Era, older than about 2,400 million years.
"arsenic"	Mineral with the chemical symbol As. Naative element occurring in grey masses.
"arsenopyrite"	Iron-arsenic sulphide, FeAsS.
"As"	Chemical symbol for the mineral arsenic.
"assay"	Analysis to determine the presence, absence or quantity of one or more chemical components.
"Au"	Chemical symbol for the metallic element gold.
"auriferous"	Containing gold.
"basalt"	Dark coloured, fine-grained usually extrusive igneous rock (volcanic) composed mainly of feldspar and pyroxene.
"base metal"

Metal, such as copper, lead, nickel, zinc or cobalt, of comparatively low value and relatively inferior in certain properties (such as resistance to corrosion) compared to noble metals such as gold, silver or platinum.

"basement"	Igneous and metamorphic crust of the earth, underlying sedimentary rocks.
"basic"	Igneous rock having relatively low silica content.
"biotite"	Generally dark coloured iron, magnesium and potassium rich mica.
"block"	Regional geological unit containing rocks of similar age.
"breccia"	Rock fragmented into angular components.
"channel sampling"	Gathering a sample by cutting a channel a few centimetres wide and more than one-half centimetre deep along a surface.
"Cobalt"	A white metal, alloying element used in tool, magnet and heat resisting steels. Together with tungsten and molybdenum, cobalt is used to form the super high speed steels.
"conductor"	Geophysical characteristic by which an electric current can be generated through an electrical charge or an electromagnetic field.
"conglomerate"	Coarse-grained sedimentary rock composed of fragments greater than 2 millimetres (pebbles, cobbles, boulders).
"copper"	Metallic element with the chemical symbol Cu.
"Cu"	Chemical symbol for the metallic element copper.
"diamond (drill) hole"	A method of obtaining a cylindrical core of rock by drill with a diamond set or diamond impregnated bit.
"dyke"	Tabular body of igneous rock crosscutting the host strata at a high angle.
"EM"	Electromagnetic.
"extrusive"	Pertaining to igneous rocks ejected at the surface of the earth.
"facies"	Characteristics of a rock body or part of a rock body that differentiate it from others as in appearance, composition, etc.
"fault"	A fracture in a rock along which there has been relative movement either vertically or horizontally.
"Fe"	Chemical symbol for the metallic element iron.
"feldspar"	A group of common aluminosilicate minerals.
"feldspathic"	Containing feldspar as a principal ingredient.
"felsic"	Igneous rock composed principally of feldspars and quartz.
"fold"	Bend in strata or any planar structure.
"formation"	Body of rock identified by lithological characteristics and stratigraphic position.
"g/t"	Grams per tonne.
"gabbro"	Coarse grained mafic intrusive rock composed mainly of plagioclase and pyroxene.
"geochemical survey"	Measure of the abundance of different elements in rock, soil, water etc.
"geochemistry"	Study of variation of chemical elements in rocks or soil.
"geophysics"	Study of the earth by quantitative physical methods.
"gneiss"	Foliated metamorphic rock characterized by alternating bands of light and dark minerals.
"gold"	Metallic element with the chemical symbol Au.
"granite"	Medium to coarse-grained felsic intrusive rock.
"greenstone"	Field term for metamorphosed mafic and ultramafic igneous rocks.
"greenstone belt"	Elongated belts in Archean terrain characterized by major zones of greenstones.
"group"	A number of contiguous or associated formations having significant lithologic features in common.
"hectare"	Square of 100 metres by 100 metres.
"horizon"	A defined layer within a stratigraphic sequence, which has unique characteristics distinguishing it from the rest of the sequence.
"igneous"	Rock or material, which solidified from molten material.
"interbedded"	Having beds lying between other beds with different characteristics.
"intrusive"	Said of an igneous rock that invades older rocks.
"IP (induced polarization)"	The production of change in double-layer density of charge brought about by application of an electric or magnetic field.
"lava"	Fluid rock such as that which issues from a volcano or fissure in the earth's surface.
"lens"

A geologic deposit that is thick in the middle and converges toward the edges, resembling a convex lens; an irregularly shaped formation consisting of a porous, permeable sedimentary deposit surrounded by impermeable rock.

"line cutting"	Technique consisting of making corridors of equal spacing on the ground to have a precise reference of the location of a specific area.
"mafic"	Descriptive of rocks composed dominantly of magnesium and iron forming silicates.
"magmatic"	Of magma (liquid or molten rock deep in the earth, which on cooling solidifies to produce igneous rock).
"magnetic survey"	Geophysical technique which measures variations in the earth's magnetic field caused by variations in rock type of geological structures.
"magnetite"	Oxide of iron (Fe3O4).
"magnetometry"	Measurement of magnetic forces, especially of the earth's magnetic field.
"massive deposit"	Deposit that contains a very high percentage of a mineral or minerals and usually has an irregular to compact shape.
"MEP"	Mineral Exploration Permit.
"mineralization"	The concentration of metals and their chemical compounds within a body of rock.
"Mo"	Chemical symbol for the element molybdenum.
"Ni"	Chemical symbol for the metallic element nickel.
"NSR"	Net Smelter Royalty – Royalty based on the actual gold sale price received less the cost of refining at an off-site refinery.
"ore"	Rock containing mineral(s) or metals that can be economically extracted.
"ore body"	A solid and fairly continuous mass of ore.
"outcrop"	An exposure of bedrock at the surface.
"Pb"	Chemical symbol for the metallic element lead.
"PGE"	Abbreviation for platinum group elements.
"plutonic/pluton"	Rocks formed at depth and high pressures.
"pyrite"	Iron sulphide (FeS2).
"pyrrhotite"	A magnetic iron sulphide material.
"reconnaissance"	A general examination or survey of a region with reference to its main features, usually as a preliminary to a more detailed survey.
"silicified"	Said of a rock in which the original rock minerals have been replaced by silica.
"SOQUEM"	A Québec Crown Corporation.
"stringer"	A very small vein either independent or occurring as a branch of a larger vein; also known as string.
"sulphide"	A group of minerals in which one or more metals are found in combination with sulphide.
"till"

Unsorted and unstratified drift consisting of a heterogeneous mixture of clay, sand, gravel, and boulders which is deposited by and underneath a glacier; also known as boulder clay, glacial till and icelaid drift.

"tonalite"	Quartz diorite; a group of plutonic rocks having the composition of diorite but with large amounts of quartz (greater than 20%); also known as quartz-bearing diorite.
"tonne"	Metric unit of weight equivalent to volume multiplied by specific gravity, equivalent to 1.102 tons.
"traverse"	Line of survey or sampling across a thin section of a geological region.
"trenching"	The act of blasting or digging through overburden/outcrop to attend fresh outcrop for mapping and sampling.
"troctolite"	A gabbro composed principally of calcic plagioclase and olivine, with no pyroxene; also known as forellenstein.
"tuff"	A rock formed of compacted volcanic fragments, generally less than 4 millimetres in diameter.
"U"	Chemical symbol for the metallic element uranium.
"ultramafic"	Descriptive of igneous rock containing virtually no quartz or feldspar and composed mainly of olivine and pyroxene.
"volcanic"	Descriptive of rocks originating from volcanic activity.
"volcanogenic"	Formed by processes directly connected with volcanism.
"volcano-sedimentary"	Type of rock involved simultaneously in a volcanic and a sedimentary activity.
"wacke"	Sandstone composed of a mixture of angular and unsorted or poorly sorted fragments of minerals and rocks and an abundant matrix of clay and fine silt.
"Zn"	Chemical symbol for the metallic element zinc.

ITEM I – CORPORATE STRUCTURE

1.1 Name and Incorporation.
Virginia Gold Mines Inc. (the “Corporation” or “Virginia”) is the result of the amalgamation of Exploration
Diabior Inc. (“Diabior”) and Virginia Gold Mines Inc. (“Old Virginia”) (collectively the “Predecessor
Companies”). Articles of Amalgamation as of June 1, 1996, were issued pursuant to the Canada
Business Corporations Act (the "CBCA"). Diabior and Old Virginia were both incorporated under the
CBCA on February 22, 1984, and October 31, 1986, respectively.
As at February 28, 2006, the registered and head office of the Corporation was located at 116, rue St-
Pierre, bureau 200, Québec, QC G1K 4A7.
1.2 Intercorporated Relationships
The Corporation owns Virginia Mines Inc., a 100% subsidiary.

ITEM II – GENERAL DEVELOPMENT OF THE BUSINESS

The Company’s activities consist mainly in acquisition, exploration, development and eventually exploitation of mining exploration properties. Exploring mining properties was Virginia’s principal business for the past three years. In this regard, the Corporation was called upon to enter into different agreements specific to the mining industry such as the purchase or option to purchase mining exploration properties and joint venture agreements. The Corporation is not currently operating any mines.

2.1 Three-year History
2.1.1 For the fiscal year March 2005 – February 2006

The Éléonore project remained by far the major exploration project of the Company during the fiscal year
2005-2006 with exploration expenditures totalling $15,188,342. From March 2005 to December 2005
Virginia pursued its economic evaluation of the Roberto system through an extensive exploration program that included 53,000 metres of diamond drilling, MAG and IP surveys as well as geological mapping and mechanical stripping. This work program allowed the confirmation of the Roberto system over 1.9 kilometres laterally and to a vertical depth of 900 metres. The system remains open in its lateral extensions and at depth.
On December 4, 2005, the Company and Goldcorp Inc. (“Goldcorp”) executed a letter of agreement regarding the acquisition of the Éléonore gold property in a friendly transaction, whereby Goldcorp would acquire pursuant to a plan of arrangement all of the issued and outstanding shares of Virginia. Under the arrangement, each Virginia shareholder would receive 0.40 of a Goldcorp common share and 0.50 of a share in a new public exploration company, today called “Virginia Mines Inc. (“New Virginia”) for each issued Virginia share. Virginia would also transfer to Virginia Mines all assets not related to the Éléonore property at fair market value for a consideration consisting of the issuance of shares by Virginia Mines and the assumption by Virginia Mines of the liabilities not related to the Éléonore property and a sliding scale 2% net smelter return royalty on the Éléonore property. Following the announcement of the transaction the exploration program resumed gradually in January 2006 on the property and Virginia ended up supervising the work on behalf of Goldcorp during the transition period.
On March 24, 2006, the shareholders of the Corporation approved the arrangement with Goldcorp, which closed on March 31, 2006.

In May 2005, the Company entered into an agreement with Placer Dome (CLA) Limited Inc. (“Placer
Dome”) on the Corvet Est project. Pursuant to an agreement dated May 6, 2005, Placer Dome was granted the option to earn a 50% undivided interest in the Corvet Est Property and the Lac Eade Property
in consideration for:

(i) Option payments totalling $90,000 on or before the second anniversary of the agreement
($25,000 received by Virginia in May 2005); and
(ii) Exploration expenditures totalling $4,000,000 before the 5th anniversary of the agreement.

In October 2005, the Company entered into an agreement with GlobeStar Mining Corporation
(“GlobeStar”) on the Poste Lemoyne Property.Pursuant to an agreement dated October 28, 2005,
Virginia acquired TGW Corporation Inc.’s (“TGW”), a subsidiary of GlobeStar, a 50% undivided interest in the Poste Lemoyne Property in consideration for the issuance of 160,000 common shares of Virginia and a 1% Net Smelter Return, half of which is redeemable in consideration for a sum of $500,000.
The Poste Lemoyne property is the host to total resources (measured and inferred) of 94,854 oz at a grade of 14.5 g/t /Au (National Instrument 43-101). The resource calculation was done by Christian
D’Amours, geologist.
The Company also announced in May 2005 the execution of an agreement with Augyva Mining
Resources with regards to the sale by Virginia of an iron-ore property called Lac Duncan. Pursuant to this agreement, Augyva acquired a 100% interest in the property in consideration for the issuance to
Virginia of 1.5 million shares of Augyva. Virginia also retained several royalties.
During the fiscal year period, Falconbridge Limited withdrawn from the agreement signed in June 2004 by its predecessor Noranda Inc., which was granted the option to acquire a 50% participating interest in the
Coulon property. Consequently, Virginia solely owned the Coulon property.

2.1.2 For the fiscal year June 2004 – February 2005
The Éléonore project became in 2004 the Company’s key project with the discovery of the Roberto zone.
During the course of the fiscal year 2004-2005, the Company spent on this project $4,760,762 in exploration expenditures that included geological mapping, sampling and mechanical stripping, geophysical surveys as well as an important diamond-drilling program to test the extensions of the
Roberto and Roberto Est zones and other exploration targets.
In June 2004, the Company entered into an agreement with Noranda Inc. on its Coulon project.
According to the agreement, Noranda Inc. has the option to earn a 50% interest in the property in consideration for $8 million in exploration work over seven years and payments totalling $250,000. An exploration program, carried out in the summer of 2004, yielded very interesting results. Noranda already invested nearly $1.3 million in exploration work on this project.
The Company was also very active in 2004-2005 on its Corvet Est property, with exploration expenditures totalling $1,246,392, which mainly covered an important exploration program in the summer of 2004.
Despite very good results, the Company slowed down its activities on this project to concentrate on its
Éléonore project.

2.1.3 For the fiscal year June 2003 – May 2004
One of the most important facts during that period was the discovery of significant polymetallic showings
(Cu-Zn-Pb-Ag) on the Coulon project. The Company spent a total of $1,294,938 in exploration work on this project during fiscal 2003-2004, mainly for prospecting, mapping, and sampling and mostly for a diamond-drill program, which identified several polymetallic sulphide lenses.

The Corvet Est project, held 100% by the Company, was also very active. Indeed, the Company spent
$666,432 in exploration work, which allowed the definition of a third auriferous corridor within the La
Grande belt.
The Company also entered into new agreements during that period, notably with Billiton Resources
Canada Inc., to explore in a 50-50 partnership the Gayot Extension area, and through a strategic alliance
(50-50) with Cree Gold Exploration Inc., to explore a vast territory of more than 14,000 square kilometres in the Québec Middle-North.
In other respects, Cambior Inc. dropped its option on the La Grande Sud project. Consequently, the
Company retained its 100% interest in the property as well as its gold resources of 350,000 ounces.

2.2 Significant Acquisitions
The Company has not completed any significant acquisition during the fiscal year ended February 28,
2006 within the meaning of National Instrument 51-102.

ITEM III – DESCRIPTION OF THE BUSINESS

As at February 28, 2006, the most material properties of the Company were the following:
3.1 The Éléonore Property
3.1.1 Property Description and Location
The Éléonore project is located in the Ell Lake area, to the east of the Opinaca reservoir, approximately
320 km north of the town of Matagami in the James Bay region (UTM Nad 27, Zone 18: 425 000E;
5 836 000N). This property consists of 1,230 map-designated claims totalling 64,431 hectares. These claims are held 100% by Virginia Gold Mines Inc. However, the Company announced in December 2005 the execution of a major agreement with Goldcorp Inc. regarding the acquisition from Virginia of the
Éléonore gold property in a friendly transaction. See “GENERAL DEVELOPMENT OF THE BUSINESS –
Three-Year History”.
3.1.2 Accessibility, Climate, Local Resources, Infrastructure and Physiography
The property is accessible by the James Bay paved road, at kilometre marker 395 where a 60-km, gravelled road gives access to the Opinaca reservoir. A last distance of 35 km by boat leads to the property. The property is also accessible by helicopter or floatplane from the Nemiscau Airport that is located 100 km due south. The area is well known for its extensive hydroelectric complex and associated infrastructure.
The region includes many lakes and rivers. The landscape is rolling with a few hills with an altitude varying between 215 and 300 m above sea level. The area is drained by the Ell Lake, itself part of the
Opinaca reservoir. Vegetation is typical of taiga including areas covered by sparse forest and others devoid of trees. Forest fires burnt all the area a few years ago. In some areas bedrock outcrops are absent because of the abundance of quaternary deposits and swamps.
3.1.3 History
The area covered by the Éléonore property is almost unexplored since it has been the object only of a small exploration campaign by Noranda Mines in 1964. A program of shallow drilling followed the discovery of a small copper showing (Lac Ell showing). The property was abandoned because of deceiving results.

3.1.4 Geological Setting
Geological units of the Opinaca reservoir area belong to the La Grande and Opinaca sub-provinces. The limit between those two sub-provinces is not well defined but field observations suggest that the Éléonore property straddles this important geological contact. The area is characterized by a vast batholithic complex essentially composed of synvolcanic (2747-2710 My) and syntectonic (2710-2697 My)
intrusions, indicative of a voluminous, long-lived magmatic activity covering a span of 50 My. The area also includes typical Archean greenstone assemblages of the Eastmain Group, essentially composed of volcanic rocks of komatiitic to rhyolitic composition and of various sedimentary rocks. These rocks are overlain by paragneisses of the Opinaca sub-province. Metamorphism ranges from upper green schist to amphibolite level in the greenstone assemblages while higher-grade facies up to granulite level characterize the Opinaca sub-province. Archean-aged ductile deformation affects all the rocks. The regional trend is NE-SW with sub-vertical dipping and obvious folding.
The Éléonore property is centred on a discrete tonalite-diorite intrusion, about 10 km in diameter, at the northern margin of the vast batholithic complex and in the contact zone between the La Grande and
Opinaca sub-provinces. The intrusion is bounded by aluminous sediments and conglomerates to the north and south and is in contact with basaltic units and conglomerates to the west. A thin sliver of sediments separates the intrusion from tonalitic gneisses to the east.
The sediments located at the northern edge of the intrusion consist of an assemblage of sandstone/wacke (conglomerate). Sandstone is sometimes fresh looking and shows layering and cross bedding. These sediments are invaded by dioritic dykes and they also appear to be affected by EWtrending folding and faulting. The sediments change gradually to pegmatite-bearing paragneisses to the north suggesting a steep metamorphic gradient.
For more details on the property geology, the reader is referred to the 43-101 technical report entitled
“Technical Report & Recommendations – Summer and Fall 2005 Exploration Program – Éléonore
Property, Québec” prepared by Alain Cayer, Mathieu Savard, Mélanie Tremblay, Jean-François
Ouellette and Paul Archer and filed on February 24, 2006 on SEDAR (www.sedar.com).

3.1.5 Exploration work and drilling
In June 2001, Virginia initiated a regional reconnaissance program in the Opinaca reservoir area, which led to the discovery of Au-Cu-Ag showings within the Lac Ell diorite. Subsequent exploration programs identified new Au-Cu-Ag showings in the diorite intrusion and also outlined a few Au-As-(Sb) showings in the sediments to the north, culminating with the discovery of the Roberto zone at the beginning of the summer of 2004.
This discovery prompted a major geological mapping and mechanical trenching program with a large excavator and by fall 2004, the Roberto system was exposed at surface for 250 m laterally with very impressive results, including 19.75 g/t Au over 10 m, 17.63 g/t Au over 7 m and 10.81 g/t Au over 9 m.
Several other trenches were also dug outside of the Roberto mineralized system to verify other targets on the property, with a few ones returning significant results of up to 6.35 g/t over 6 m in channel sampling
(TR-20).
A diamond-drill program was also initiated at the end of August 2004 and at the end of February 2005. 69
holes (ELE-04-01 to ELE-05-69) totalling 17,188 m had been drilled to test the Roberto mineralized system and 28 holes (ELR-04-01 to ELR-05-28) totalling 5 585 m had tested various other geological and geophysical targets on the property. This drilling program allowed the tracing of the Roberto system over a minimal strike length of 450 m and to a minimal depth of 350 m. Drilling produced very encouraging results on a continuous basis, some of the better intercepts including 18.85 g/t Au over 16 m (ELE-04-02),
14.30 g/t Au over 20 m (ELE-04-09), 12.69 g/t Au over 19 m (ELE-04-30) and 22.27 g/t Au over 11.05 m
(ELE-05-54), 11.07 g/t Au over 9.2 m (ELE-04-16), and 19.62 g/t Au over 11.0 m (ELE-05-46). Holes that tested other targets in the periphery of the Roberto system also yielded some interesting results including

34.66 g/t Au over 6.6 m in the Veine zone (ELE-04-34), 9.50 g/t Au over 4 m in hole ELR-04-08 as well as several large intersections anomalous in gold in the TR-20 area.
Highly encouraged by these results, the Company pursued from March 2005 to December 2005 the economic evaluation of the Roberto system with a major exploration program, including more than 53,000 metres of diamond drilling (holes ELE-05-070 to 175 and ELR-05-29 to 76), MAG and IP surveys as well as geological mapping and mechanical stripping. A geochemical survey (B Horizon) covering a vast portion of the property was also carried out in September 2005. The Roberto system continued
producing excellent drill results with many large, high-grade intersections including 22.56 g/t Au over 15
m (ELE-05-151B), 11.23 g/t Au over 10,8 m (ELE-05-150), 20.66 g/t Au over 12.05 m (ELE-05-113),
22.27 g/t Au over 11,05 m (ELE-05-54), 19.24 g/t Au over 13 m (ELE-05-69), 19.64 g/t Au over 11 m
(ELE-05-46), 12.87 g/t Au over 11 m (ELE-05-44) and 11.8 g/t Au over 24.2 m (ELE-05-117). The
Roberto system was also traced at surface on the north shore of the Opinaca reservoir, notably in trenches TR-52 (11.7 g/t Au over 5 m and 22.3 g/t Au over 4 m in channels) and TR-20 EXT (5.49 g/t Au over 10 m in channel sampling). The exploration program allowed outlining the Roberto system over 1.9 kilometres laterally and to a vertical depth of 900 metres. The system remains open in its lateral extensions and at depth. Furthermore, drilling carried out in the periphery of the Roberto system established the emergence of new auriferous zones with great potential, notably the Mayapo zone
(7.89 g/t Au / 8 m; 3.04 g/t Au / 20.25 m); the Conglo zone (6.11 g/t Au / 16 m) and the South zone
(4.11 g/t Au / 5.25 m; 3.10 g/t Au / 4 m).
For complete results of the March to December 2005 exploration program, the reader is referred to the technical reports entitled “Technical Report and recommendations, May 2005 Drilling Program,
Éléonore Property, Québec” and “Technical Report and Recommendations, Summer and Fall 2005
Exploration Program, Éléonore Property, Québec” available on SEDAR (www.sedar.com).

3.1.6 Mineralization
The Roberto-style gold mineralization typically consists of finely disseminated sulphides (5-8%
arsenopyrite and pyrrhotite) associated to pervasive potassic alteration (microcline and biotite), tourmalinization and silica flooding developed in arkoses and wackes.
For a detailed description of the mineralization the reader is referred to the technical report entitled
“Technical Report and recommendations, Summer and Fall 2005 Exploration Program, Éléonore
Property, Québec”, available on SEDAR (www.sedar.com).

3.1.7 Sampling and analytical procedure
In 2004 Virginia set up an Analytical Quality Assurance Program to control and assure the analytical quality of assays in its gold exploration. This program includes the systematic addition of blank samples and certified standards to each batch samples sent for analysis at commercial laboratories. Blank samples are used to check for possible contamination in laboratories while certified standards determine the analytical accuracy and precision.
Samples are sent for assaying to Laboratoire Expert Inc. in Rouyn-Noranda. Samples are assayed by fire-assay followed by atomic absorption or gravimetry according to industry standards. For each significant mineralized intersection at Éléonore, 10% of the samples (1 to 2 per intersection) are quarter split and the core is sent to a second certified laboratory. Furthermore, each pulp from the quarter split is returned to the first laboratory for a second gold analysis in order to cross check the analytical reproducibility.

3.1.8 Exploration and development
In December 2005 the Company announced the conclusion of a major agreement with Goldcorp Inc. with the view to the acquisition from Virginia of the Éléonore gold deposit in a friendly transaction. After a halt to the activities for the Holiday Season, work has progressively resumed at Éléonore in January 2006.

Work was carried out by Virginia on behalf of Goldcorp and consisted mainly in drilling but no results were available at the end of February 2006.

Expenditures for exploration work done by the Corporation are as follows:

- For the fiscal year ending February 28, 2005 $4,760,762
- For the fiscal year ending February 28, 2006 $15,188,342

3.2 The Coulon Property
3.2.1 Description and location of property

The Coulon property is located 55 km NNW of the Fontanges Airport operated by Hydro-Québec, in the
Caniapiscau area, about 700 km to the East-North East of Matagami in the James Bay region of the
Province of Québec. The Coulon property consists of 1,186 claims covering a surface area of 58,638 hectares (approximately 586 km2). The camp is centred at UTM coordinates (NAD 27, zone 19) 356290 E
6057960 N, around 15 km north of Fontanges Airport. As at February 28, 2006, the property was held
100% by Virginia Gold Mines and free of all liens.
Pursuant to an agreement dated June 15, 2004 (the “Noranda Agreement”) among Virginia and
Noranda Inc. (“Noranda”), Noranda was granted the option to earn an undivided 50% interest in the
Coulon Property in consideration for exploration expenditures totalling $8,000,000 on or before June 1,
2009 and payments totalling $250,000 on or before June 1, 2008. In 2005, following the merger of
Falconbridge Limited and Noranda to form a merged company under the name of Falconbridge Limited
(“Falconbridge”), Falconbridge withdrew from the Noranda Agreement and consequently, Virginia remained with a 100% interest in the Coulon Property.

3.2.2 Accessibility, Climate, Local Resources, Infrastructure, and Physiography
The property is accessible by gravelled road all the year round. The topography of the property is relatively rippled with altitudes varying from 420 to 580 m. Hydrography is made up of several large lakes but no major rivers. Vegetation is typically taiga with vast forests and barren mountaintops. In general, there’s no snow on the ground and lakes are not frozen between June and October.

3.2.3 History
The area of the Coulon property appears not to have been the object of important exploration work in the past, except for a program of exploration for uranium (carried out in 1977 by the SDBJ-SERU tandem).

3.2.4 Geological Setting
The Coulon project lies at the junction of four lithotectonic domains: the La Grande, Ashuanipi, Minto and
Bienville Archean sub-provinces. The region is part of the Goudalie-La Grande assemblage. The sector is dominated by intrusions of tonalite and granite, which are hosts to several kilometric to decakilometric
Archean volcano-sedimentary belts (ex. Venus, Charras, Marylin, Pitaval, Coulon). Most of these belts contain basalts and felsic tuffs but ultramafic lavas are also present and particularly abundant in the
Venus, Marilyn, and Charras belts.
The most frequent lithostratigraphic assemblages seen on the Coulon property include the Brésolles
Suite, the Gayot Complex, and the Aubert Formation. The Brésolles Suite consists mainly of foliated tonalitic gneisses representing the basement. The Gayot Complex is dominated by metabasalts with lesser quantities of metasediments, pyroclastites, and iron formations. The Aubert Formation extends in a NS direction to the Fontanges Airport, up to the Vaujours fault, tens of kilometres further north. It includes polygenic conglomerates, metamorphosed felsic volcanics and hornblende-biotite paragneiss.

For more details on the geological setting, the reader is referred to the 43-101 technical report entitled
“Technical Report and Recommendations, Reconnaissance Program, Coulon Project, Québec,
MINES D’OR VIRGINIA INC. November 2005” prepared by Michel Chapdelaine, B.Sc., jr. Eng. (Virginia
Gold Mines Inc.) Charles Perry, B.Sc., P. Eng. and Paul Archer, M.Sc., P. Eng. (Virginia Gold Mines Inc.),
filed on February 9, 2006 by Virginia on SEDAR (www.sedar.com).

3.2.5 Exploration and drilling
The Coulon property exploration is a result of a regional reconnaissance survey carried out by Virginia in the summer of 2003 that had outlined many new interesting polymetallic showings within the Coulon and
Pitaval Archean volcanic belts. Subsequent work including airborne and ground Mag-EM surveys as well as a drilling campaign in the summer of 2004 had led to the discovery of very significant volcanogenic sulphide lenses within the DOM and DOM NORD areas.
The exploration campaign carried out in the summer of 2004 consisted of eight (8) holes (CN-04-18 to 25)
as well as many surface work programs. Work conducted in the DOM NORD area exposed two sulphide lenses within a volcanic sequence more than 500 m thick. Best drill results obtained in the summer of
2004 included 12.65% Zn, 1.54 % Pb, 1.36% Cu, 125.31 g/t Ag and 0.3 g/t Au over 4.7 m (CN-04-23) in lens 08 and 2.91% Zn, 0.13% Pb, 1.12% Cu, 34.25 g/t Ag and 0.29 g/t Au over 21.8 m (CN-04-25) in lens
09-25.
A similar volcanic sequence was also defined in the DOM area. A massive sulphide lens (16-17), discovered in drilling in the winter of 2004 was exposed by stripping at surface in the course of summer
2004 and returned values of 4.87% Zn, 0.38% Pb, 1.01% Cu and 57.1 g/t Ag over 15.6 m in channel sampling. Holes CN-04-18 to 21 tested the extension of lens 16-17 to a vertical depth of 75 m but no significant mineralization was intercepted. Despite the lack of mineralization at a depth of 75 m, this favourable contact is still very promising since Deep EM anomalies were detected at depth towards the south.
Work conducted in the summer of 2004 has also permitted the tracing of the lateral extensions of the fertile volcanic sequence over a distance of more than 12 km. Some new mineralized showings with values anomalous in base metals have already been discovered by prospecting and many airborne EM conductors remain unexplained within this favourable sequence.
A new exploration program was carried out in the winter of 2005, including DEEP-EM and MAX-MIN surveys to cover the extensions of the fertile volcanic belt, and drilling consisting of 11 holes (CN-05-26 to
CN-05-36) totalling 3,359.4 metres to test in detail the DOM and DOM NORD sectors and many other targets. Five of these holes were drilled in the DOM NORD area. Hole CN-05-26 intersected the north extension of lens 09-25 and returned values of 2.1% Zn, 0.47% Cu, 0.52% Pb and 7.4 g/t Ag over 11.6 metres along the hole. Hole CN-05-29 intersected at depth the extension of lens 08 with a sulphide zone grading 1.33% Zn, 0.6% Cu, 0.87% Pb and 27.6 g/t Ag over 4.5 metres. The other three holes drilled in the DOM NORD area did not crosscut significant values.
Hole CN-05-32 was drilled to test a DEEP-EM anomaly underneath the Jessica showing, located southwest of the DOM area along the same stratigraphic horizon. No sulphide mineralization was outlined but a large interval of intense alteration and pyrite-pyrrhotite stringers with values anomalous in metals (zinc, lead, silver) was intersected over 50 metres. Five other holes of the winter 2005 program tested other targets on the property but no significant results were obtained.
For complete drill results from the winter 2005 drill program, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations – Reconnaissance Program – Coulon
Project – November 2005”, prepared by Michel Chapdelaine, B.Sc., jr. Eng. (Virginia Gold Mines Inc.)
Charles Perry, B.Sc., P. Eng. and Paul Archer, M.S.c., P. Eng. (Virginia Gold Mines Inc.), filed on
February 9, 2006 by Virginia on SEDAR (www.sedar.com).

3.2.6 Mineralization
The mineralization found in DOM and DOM NORD sectors was already summarized in the previous section. Other less important showings but of similar nature were also outlined within the favourable volcanic sequence.
For a more detailed description of the mineralization, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations – Reconnaissance Program – Coulon Project –
January 2004”, filed by Virginia on SEDAR (www.sedar.com).

3.2.7 Sampling and analysis
Samples were collected and processed by personnel contracted by Virginia. They were immediately placed in plastic sample bags, tagged and recorded with unique sample numbers. Sealed samples were placed in shipping bags, which in turn were sealed. All samples were shipped to the ALS Chemex sample preparation facility; however they were initially stored at the camp in unlocked facilities. Storing in lock facilities was deemed unnecessary by Virginia due to remote camp locations. Bags remained sealed until the ALS Chemex personal open them.
The reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations
– Reconnaissance Program – Coulon Project – November 2005”, prepared by Michel Chapdelaine,
B.Sc., jr. Eng. (Virginia Gold Mines Inc.) Charles Perry, B.Sc., P. Eng. and Paul Archer, M.Sc., P. Eng.
(Virginia Gold Mines Inc.), filed on February 9, 2006 by Virginia on SEDAR (www.sedar.com).

3.2.8 Exploration and development
Expenditures for exploration work done by the Corporation are as follows:
- For the fiscal year ending February 28, 2005: $4,194
- For the fiscal year ending February 28, 2006: $35,865

3.3 The Corvet Est Property
3.3.1 Property Description and Location
The Corvet Est property is located in the James Bay region, Province of Québec, Canada, 53 km south of
LG-4 Airport. The property consists of 723 map-designated, adjacent claims totalling 37,092 hectares.
As at February 28, 2006, these claims were held 100% by Virginia Gold Mines Inc. free of all liens.
Pursuant to an agreement dated May 6, 2005, Placer Dome was granted the option to earn a 50%
undivided interest in the Corvet Est Property and the Lac Eade Property in consideration for:

(i) Option payments totalling $90,000 on or before the second anniversary of the agreement
($25,000 received by Virginia in May 2005); and
(ii) Exploration expenditure totalling $4,000,000 before the 5th anniversary of the agreement.

These two properties were merged to form the Corvet Est property.

3.3.2 Accessibility, Climate, Local Resources, Infrastructure, and Physiography
The property is accessible only by floatplane or helicopter. However, we can approach the property less than 50 km by the James Bay road, via Matagami or Chibougamau, up to the junction of the Trans-Taïga road, at kilometric marker 544. This road is gravelled and open all year round, and leads to the
Caniapicau reservoir. Two floatplane bases are located along this road: Cargair (at kilometric marker
285) and Mirage (at kilometric marker 358). The property is located 48 km south of Cargair and 87 km southwest of Mirage. An alternate way to reach the property is to charter a plane up to LG-4 Airport, at kilometric marker 300 on the Trans-Taïga road.
The topography of the property is moderate with elevations varying from 350 to 450 m. Outcrops are numerous and the overburden is thinner by comparison with the surrounding region where the glacial cover dominates. The forest is irregular, has low density, and consists of black spruce and grey pine.
Forest fires affected nearly 50% of the surface area of the property. In general, there is no snow and lakes are not frozen between June and October.

3.3.3 History
It appears that the area of the property never was the object of significant exploration work in the past.

3.3.4 Geological Setting
Rocks in the region are Archean-aged and part of the Superior Province. The most part of the property is invaded by a volcano-sedimentary sequence interpreted as being part of the Lac Guyer greenstone belt.
It is composed of metabasalts interbedded of felsic volcanics and thin belts of metasediments. This unit is fault-contacted with metasediments of the Laguiche Group. Age dating done in the region gives an age of 2,749 My for the Guyer Belt and of <2,698 My for the Laguiche Group. Units are east west oriented with a steep dip to the north. Rocks are metamorphosed to the amphibolite facies.
For more details on the geological setting, the reader is referred to the 43-101 technical report prepared by Charles Perry, B.Sc., P. Eng. entitled “Technical Report and Recommendations – Summer-
Autumn 2004 Exploration Program – Corvet Est Property May 2005”, and filed on May 31, 2005 by
Virginia on SEDAR (www.sedar.com).

3.3.5 Exploration and Drilling
Prospecting and regional reconnaissance program conducted in the summers of 2002 and 2003 and subsequent drilling carried out in the winter of 2004 led to the discovery by Virginia of two significant gold structures called the Contact and Marco zones. The Marco zone, which was traced over a lateral distance of approximately 200 m and to a vertical depth of 130 m, returned very interesting values including 5.12 g/t Au over 13.4 m and 10.21 g/t Au over 3.0 m.
Virginia completed in the summer and fall of 2004 a new exploration program that consisted of basic prospecting, geological mapping, mechanical trenching, sporadic geochemical sampling and channel sampling, line cutting (35.8 km), magnetometry surveys (38.4 km) and IP (16.5 km) as well as a drill program of 16 holes (CE-04-22 to 37) totalling 3,186 m. Eight additional holes (CE-04-22 to 25, 31, 32,
33 and 36) tested the Marco zone between levels -125 and -200. Holes all have intercepted the gold structure and several sub-economic intersections were obtained. Best results were 2.10 g/t Au over 46 m including 4.5 g/t Au over 10 m (CE-04-23) and 6.81 g/t Au (cut) over 4.8 m (CE-04-22). Three new holes
(CE-04-34, 35 and 37) tested the lateral extensions of the Marco zone and some interesting intersections were obtained: 2.6 g/t Au over 5 m; 2.56 g/t Au over 3 m; and 3.53 g/t Au over 4 m (CE-04-34) and 4.99
g/t Au over 2 m (CE-04-35). Furthermore, five (5) holes (CE-04-26 to 30) were drilled in the Contact Zone to test the extensions of the good intersections obtained in the winter of 2004. Overall, the new holes intercepted thinner intervals with values varying from 1.01 to 11.81 g/t Au.
In the fall of 2004, copper and molybdenum mineralization was also outlined at surface in the north area of the property and best results obtained in grab samples reached 4.21% Mo, 1.57% Cu, 55 g/t Ag and
0.20 g/t Au. The best intersection obtained in channel sampling is 1.06% Mo, 0.24% Cu, 23.5 g/t Ag and
72 ppb Au over 1 m.

For complete drill results the reader is referred to the 43-101 technical report prepared by Charles Perry,
B.Sc., P. Eng., entitled “Technical Report and Recommendations – Summer Autumn 2004
Exploration Program – Corvet Est Property May 2005” and filed on May 31, 2005 by Virginia on
SEDAR (www.sedar.com).

3.3.6 Mineralization
The mineralization observed on the property is summarized in the previous section.
For a detailed description of the mineralization the reader is referred to the 43-101 technical report prepared by Charles Perry, B.Sc., P. Eng., entitled “Technical Report and Recommendations –
Summer Autumn 2004 Exploration Program – Corvet Est Property May 2005”and filed on May 31,
2005 by Virginia on SEDAR (www.sedar.com).

3.3.7 Sampling and Analysis
In 2004 Virginia set up an Analytical Quality Assurance Program to control and assure the analytical quality of assays in its gold exploration. This program includes the systematic addition of blank samples and certified standards to each batch samples sent for analysis at commercial laboratories. Blank samples are used to check for possible contamination in laboratories while certified standards determine the analytical accuracy and precision.
Analyzed samples coming from channels or half-cores, with lengths varying from 0.5 to 1.5 m, are sent for assaying to Laboratoire Expert Inc. in Rouyn-Noranda. Samples are assayed by fire-assay followed by atomic absorption or gravimetry according to industry standards. Repeats are carried out on mineralized intersections of interest and on the majority of the samples containing 1 g/t Au or more.

3.3.8 Exploration and Development
Another exploration program is planned to start during summer 2006 and should include geological mapping as well as diamond drilling.
Expenditures for exploration work done by the Corporation are as follows:

- For the fiscal year ending February 28, 2005 $1,246,392
- For the fiscal year ending February 28, 2006 $751

ITEM IV – DIVIDEND

Since its incorporation Virginia has not paid any cash dividends on its outstanding common shares. Any future dividend payment will depend on the Corporation’s financial needs to found its exploration programs and its future financial growth and any other factor that the board deem necessary to consider in the circumstances. It is highly unlikely that any dividends will be paid in the near future.

ITEM V – CAPITAL STRUCTURE

The Company’s authorized capital stock is made up of an unlimited number of common shares without par value, of which, as of February 28, 2006, 48 156 570 are issued or in circulation. Each common share confers upon the bearer the right to one vote at all shareholders’ meetings, to receive all dividends associated with this class of shares as declared by the Company, and upon the dissolution of the
Company, the bearer is entitled to receive, along with other shareholders, a share of the Company’s assets, proportional to his/her holdings.

ITEM VI – STOCK MARKET FOR THE TRADING OF SHARES

The shares of the Corporation were listed on the Toronto Stock Exchange (symbol VIA) since January 6,
2000, following the reorganization of the Canadian stock markets. Previously the Corporation was trading on the Montreal Exchange. The shares of the Corporation were delisted from the Toronto Stock
Exchange on April 05, 2006.

Trading Price and Volume
The table below represents the variations in the stock price during the nine-month period ended February
28, 2006.

2005 March April May June July August September October November December 2006 January February	Low ($) 3.92 4.66 4.50 5.25 6.19 7.42 6.45 6.11 6.51 8.15 12.14 12.12	High (4) 5.80 5.40 5.30 6.77 7.78 8.10 7.85 7.69 7.70 11.65 13.70 13.75	Volume (#) 8,783,841 4,168,175 2,730,646 5,326,586 3,864,275 3,582,614 4,633,502 2,886,861 2,587,431 24,870,956 5,402,493 2,347,521
Total			71,184,901

ITEM VII – ESCROWED SECURITIES

Non applicable

ITEM VIII – RISKS FACTORS

8.1 Industry Conditions
The exploration for and development of mineral deposits involve significant risks and while the discovery of an ore body may result in substantial rewards, few properties that are explored are ultimately developed into producing mines. All of the Corporation’s properties are in the exploration stage and the
Corporation is presently not exploiting any of its properties and its future success will depend on its capacity to generate revenues from an exploited property.
The discovery of mineral deposits depends on a number of factors, including the professional qualification of its personnel in charge of exploration. Whether a mineral deposit will be commercially viable depends on a number of factors, some of which are the particular attributes of the deposit, such as size, grade and proximity to infrastructure, as well as metal prices which are highly cyclical and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. In the event that the Corporation wishes to commercially exploit one of its properties, the exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Corporation not receiving an adequate return on invested capital. The
Corporation’s operations will be subject to all the hazards and risks normally encountered in the exploration and development of mineral deposits. Mining operations generally involve a high degree of risk, including unusual and unexpected geology formations.

There can be no guarantee that sufficient quantities of minerals will be discovered or that one of the
Corporation’s properties will reach the commercial production stage. Few properties that are explored are ultimately developed into producing mines. If the Corporation discovers profitable mineralization, the
Corporation does not have sufficient financial means to bring a producing mine into operation. Considering that the Corporation has no properties with proven reserves and considering the aforementioned risk factors, it is unlikely that the Corporation develop a profitable commercial operation in the near future.

8.2 Regulatory Matters
The Corporation’s mining activities are subject to governmental regulation. These activities can be affected at various levels by governmental regulation governing prospecting and development, price control, taxes, labour standards and occupational health, expropriation, mine safety, toxic substances, environmental protection and other matters. An excessive supply of certain minerals may arise from time to time due to the absence of a market for said minerals and to restrictions on exports.
Exploration and commercialization are subject to various federal, provincial and local laws and regulations relating to the protection of the environment. These laws impose high standards on the mining industry to monitor the discharge of wastewater and report the results of such monitoring to regulatory authorities, to reduce or eliminate certain effects on or into land, water or air, to progressively rehabilitate mine properties, to manage hazardous wastes and materials and to reduce the risk of worker accidents. A violation of these laws may result in the imposition of substantial fines and other penalties.

8.3 Permits, Licences and Approvals
The operations of the Corporation require licences and permits from various governmental authorities.
The Corporation believes it holds or is in the process of obtaining all necessary licences and permits to carry on the activities, which it is currently conducting under applicable laws and regulations. Such licences and permits are subject to changes in regulations and in various operating circumstances. There can be no guarantee that the Corporation will be able to obtain all necessary licences and permits that may be required to maintain its mining activities, construct mines or milling facilities and commence operations of any of its exploration properties. In addition, if the Corporation proceeds to production on any exploration property, it must obtain and comply with permits and licences which may contain specific conditions concerning operating procedures, water use, the discharge of various materials into or on land, air or water, waste disposal, spills, environmental studies, abandonment and restoration plans and financial assurances. There can be no assurance that the Corporation will be able to obtain such permits and licences or that it will be able to comply with any such conditions.

8.4 Title to Property
Although the Corporation has taken reasonable measures to ensure proper title to its properties, there is no guarantee that title to any of its properties will not be challenged or impugned. Third parties may have valid claims underlying portions of the Corporation’s interests in its properties.

8.5 Competition
The Corporation’s activities are directed towards the exploration, evaluation and development of mineral deposits. There is no certainty that the expenditures to be made by the Corporation will result in discoveries of commercial quantities of mineral deposits. There is aggressive competition within the mining industry for the discovery and acquisition of properties considered to have commercial potential.
The Corporation will compete with other interests, many of which have greater financial resources than it will have, for the opportunity to participate in promising projects. Significant capital investment is required to achieve commercial production from successful exploration efforts.

8.6 Additional Funding
Additional funds will be required for future exploration and development. The source of future funds available to the Corporation is through the sale of additional equity capital or borrowing of funds. There is no assurance that such funding will be available to the Corporation. Furthermore, even if such financing is successfully completed, there can be no assurance that it will be obtained on terms favourable to the
Corporation or will provide the Corporation with sufficient funds to meet its objectives, which may adversely affect the Corporation’s business and financial position.
Programs planed by the Corporation may necessitate additional funding, which could cause a dilution of the value of the investment of the shareholders of the Corporation. The recuperation value of mining properties indicated in the balance sheet depends on the discovery of mineralization that can be profitably exploited and on the Corporation’s capacity to obtain additional funds in order to realize these programs.
The Corporation’s exploration activities can therefore be interrupted at any moment if the Corporation is incapable of obtaining the necessary funds in order to continue any additional activities that are necessary and that are not described in the exploration programs outlined in the Corporation’s geological reports for its properties described in ITEM III – Narrative description of the business.

8.7 Dependence on Management
The Corporation is dependent on certain members of management, particularly its President and its Vicepresident.
The loss of their services could adversely affect the Corporation. Investors must rely on the
Corporation’s directors and those who are unwilling to do so should refrain from investing in the
Corporation.
Management of the Corporation rests with a few key employees, the loss of any of whom could have a detrimental effect on the Corporation’s operations.

8.8 Conflicts of Interest
Certain directors and officers of the Corporation also serve as directors and officers of other companies involved in natural resource exploration and development; consequently, there is a possibility that such directors and officers will be in a position of conflict of interest. Any decision made by such directors and officers involving the Corporation will be made in accordance with their duties and obligations to deal fairly and in good faith with the Corporation and such other companies. In addition, such directors and officers will declare, and refrain from voting on, any matter in which such directors and officers may have a material conflict of interest.

8.9 Commercialization
The commercialization of minerals depends on a number of factors that are independent from the
Corporation’s desire to proceed with said commercialization. These factors include market fluctuations and governmental regulations concerning prices, taxes, fees, authorized production, imports and exports. The exact effect of these factors cannot be accurately evaluated.

8.10 Uninsured Hazards
The Corporation could be held responsible for certain risks including environmental pollution, cave-ins or other hazards against which a corporation such as Virginia cannot ensure or against which it may elect not to ensure, taking into consideration the importance of the premiums or other reasons. The payment of amounts relating to liability of the aforementioned hazards could cause the loss of the Corporation’s assets.

8.11 Land Claims
At the present time, none of the properties in which the Corporation has an interest or an option to acquire an interest is the subject of an aboriginal land claim. However, no assurance can be provided that such will not be the case in the future.

ITEM IX – DIRECTORS AND OFFICERS

The following table lists the Corporation’s Directors and Officers as of February 28, 2006.

Name and residence	Principal occupation	Director or Officer since
André Gaumond Lac Beauport (Quebec)	President and CEO of the Company	June 1996
André Lemire (1) (2) Westmount (Quebec)	President of Lemvest Inc.	June 1996
Paul Archer St-Augustin-de-Desmaures (Quebec)	Vice-President, Exploration and Acquisitions, for the Company	June 1996
Claude St-Jacques (2) Sillery (Québec)	Chairman of the Board of Directors of Société d’exploration minière Vior inc. and President of Gestion St- Pierre inc., a private company providing management services	June 1996
Mario Jacob (1) (2) Ste-Foy (Québec)	President of Maximus Capital Inc.	June 2005
Edmond Legault (1) (2) St-Sauveur (Québec)	Mining Consultant	November 2004
Gaétan Mercier Beauport (Québec)	CFO and Secretary of the Company	June 1996

(1) Member of the Audit Committee
(2) Member of the Remuneration Committee

9.1 Biographical Notes
André Gaumond was President and Chief Executive Officer and Director of the Corporation since June
1, 1996 until March 31, 2006. He was President and Director of the Old Virginia from 1992 and of Diabior from 1993. A graduate in Geological Engineering, he received a degree from Laval University and a
M.Sc. in Economic Geology from the École Polytechnique in Montréal. From 1981 to 1987, he worked as a consultant for various mining companies after which, from 1987 to 1989, he was a mining analyst for various brokerage firms, and in particular Pemberton Securities Inc., Saumier Morrison & Associés Ltée,
and Midland Walwyn Capital Inc. In 1989, he joined Groupe Corpomin Inc. as a technical and financial advisor. In January 1993, he became a Director of Vior. Mr. Gaumond was President of the Association
des prospecteurs du Québec for the year ended September 30, 1996.

André Lemire was Director of the Corporation since June 1, 1996 until March 31, 2006. He was Director of the Old Virginia from 1993 and of Diabior from 1989. Mr. Lemire has a degree in Economics from the
University of Ottawa. From 1972 to 1990, he held various executive positions with the brokerage firm of
Lévesque Beaubien Geoffrion Inc., notably Executive Vice-President and member of the Board of
Directors. From February 1990 to January 1995, he was President and Director of Operations for
Marleau, Lemire Securities Inc. In January 1995, he became Co-Chairman of the board of Marleau,
Lemire Securities Inc. and President of Marleau Lemire Inc. Mr. Lemire was also the Governor of the

Montréal Stock Exchange for the period of 1994 to 1996. He is currently President of Lemvest Inc. a private holding company.
Paul Archer was Vice-President, Exploration and Acquisitions of the Corporation since June 1, 1996 until
March 31, 2006. Mr. Archer is a geological engineer with a master degree in Earth Sciences and has 25 years experience in the mining industry and more specifically in Archean gold and base metal exploration.
He has brought his experience to various mining companies such as Shell Minerals, Noranda, Northgate
Explorations, Westminer Canada, and more recently to SOQUEM, where he was General Manager for northern Québec between February 1993 and March 1996. He was President of the Association des
prospecteurs du Québec from September 1996 to September 1998.
Claude St-Jacques was a Director of the Corporation since June 3, 1996 until March 31, 2006. He was
Director of the Old Virginia from 1986 and of Diabior from 1989. He graduated from Laval University in
1982 and has been involved in the mining industry ever since. Mr. St-Jacques was General Manager of the Association des Prospecteurs du Québec from 1982 to 1984. He is Chairman of the Board of Société
d’exploration minière Vior inc., a company traded on the TSX Venture.
Mario Jacob was a Director of Virginia since June 21, 2005 until March 31, 2006. He is president and director of Maximus Capital Inc., a consulting company in business financing and corporate reorganization. He is a lawyer and a member of the Québec Bar since 1995. He is also director and corporate secretary of Power Tech Corporation Inc. Mr. Jacob was president and director of Dufort
Capital Inc., a capital pool company, now called Groupe Odésia Inc. following its qualifying transaction.
Mr. Jacob was director and secretary of Les Investissements Rasa Inc., another capital pool company now called Fortsum Inc. and of SLC Capital Inc. now called Conporec Inc. He was Vice-President and director of LBJ Partenaires Inc., a private management company from October 2000 to October 2004. He was also an associate of Flynn, Rivard avocats from January 1996 to October 2000. He was the
Corporate Secretary of Ressources Plexmar Inc. from January 2002 to February 2005 and of Lyrtech Inc.
from August 2000 to June 2001.
Edmond Legault was a Director of Virginia since November 21, 2004 until March 31, 2006.is a mining consultant. Form 1966 to 1974, Mr. Legault worked as Mine Superintendent at St. Lawrence Colombium in Oka. From 1974 to 1978, he was sales manager, Eastern Canada for U&N Equipment of Toronto.
From 1978 to 1982, he joined the Québec Metal Mining Association as Director of Technical Services.
From 1982 to 1986, he acted as Mine Manager at the Selbaie Mine. From 1987 to 1992 he was
appointed as Vice-President and Director of operations for Richmont Mine Inc. From 1993 to 1998 he acted as Vice-President Operations of Procoloro Resources Inc., a junior mining company, while acting as President of two-subsidiaries of Procoloro Resources Inc., namely: Procoloro Colombia Inc. in
Colombia and Lamid Inc. in Panama. Since 1999, Mr. Legault has been semi-retired and works as a mining consultant. Mr. Legault also sat on the board of some junior mining companies. Known for his commitment to mine safety, he received several awards for his achievements. He also served the technology by participating in the development of new equipment with specific use in the mining fields.
Gaétan Mercier has been Chief Financial Officer and Secretary since December 2000 until March 31,
2006. He was the Controller of the Company from June 1996 to November 2000. He was also Controller of Old Virginia and Diabior Exploration from 1989 until the amalgamation of these two companies to form the Company in 1996. He is currently Treasurer of Vior S.E.M. From 1983 to 1989, Mr. Mercier was
Chief Accountant for Maranda Labrecque Ltée. He holds a Bachelor of Administration from Laval
University in Québec City.

9.2 Voting Shares held by Directors and Officers
As of February 28, 2006, the Directors and Officers of the Company collectively held, directly or indirectly, or exercise control over 2,023,106 common shares of the Company, representing 4.20% of the
Company’s shares issued and outstanding.

ITEM X – PROMOTERS

Mr. André Gaumond is considered to be the promoter of Corporation due to his involvement in the
Corporation and his management role. Mr. Gaumond held or exercised control over 1,553,654 common shares of the Company (approximately 3.23% of the Company’s shares issued and outstanding).

ITEM XI – AUDIT COMMITTEE INFORMATION

11.1 The Audit Committee Charter
A copy of the Audit Committee Charter is attached to this Annual Information Form as Schedule
A.

11.2 Composition of the Audit Committee
The members of the Audit Committee are André Lemire, Mario Jacob and Edmond Legault. The
members of the Audit Committee are financially literate and independent.

11.3 Relevant Education Experience
Mr. André Lemire, president of the Audit Committee, got his degree in Economics from the
Ottawa University. Mr. Lemire was also the Governor of the Montréal Stock Exchange for the period of 1994 to 1996.
Mr. Mario Jacob is a lawyer by profession; however his practice has always been related to business financing. He has undertaken additional training with the specific objective of understanding all aspects of corporate finance. To this end, he successfully completed the course offered by the Real Estate Board that led to his certification as a real estate agent. This training included all aspects related to the reading and understanding of the financial statements of a corporation. He also successfully completed the "Understanding and Analysis of Financial
Statements" course offered by the Bar of Quebec. He has all the necessary requirements to carry out his role on the audit committee.
Mr. Edmond Legault, completed courses in Business Management. He does not have any other relevant education but his numerous years of experience at the upper management level with major mining companies are assets to this committee.

11.4 External Auditor Service Fees
The following table sets forth the fees paid to PricewaterhouseCoopers, chartered accountants, the Company’s external auditors for services rendered for the fiscal years 2006 and 2005.

Services Audit fees Tax fees All other fees TOTAL	2006 $87,034 $130,448 $70,946 $288,428	2005 $37,605 $2,750 $3,808 $44,163

ITEM XII – LITIGATION

The corporation is not involved in any litigation related to any of its assets or property.

ITEM XIII – INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

The information concerning the Interest of Management and Others in Material Transactions can be
found in the Company’s Information Circular which was sent to shareholders in connection with the annual shareholders meeting of the Company held on June 21, 2005. A copy of the Information Circular can be found at www.sedar.com.

ITEM XIV – REGISTRAR AND TRANSFER AGENT

The Corporation has retained the services of CIBC Mellon Trust Company as its registrar and transfer agent for common shares. This company maintains, on a year-round basis, the shareholder register at its offices located at the following address:
CIBC Mellon Trust Company
2001 University Street, Suite 1600
Montreal, QC H3A 2A6
Tel.: (514) 285-3600
Fax: (514) 285-3640

ITEM XV – MATERIAL CONTRACTS

Over the fiscal year ended on February 28, 2006, the Corporation entered into the following material contracts, which were exceptional to its normal activities:
Arrangement Agreement dated December 15, 2005 between Goldcorp, Virginia and New Virginia, as amended and restated on February 17, 2006.

ITEM XVI – ADDITIONAL INFORMATION

In connection with the filing of this Annual Information Form (“AIF”) dated May 19, 2006, and upon request to the Secretary of the Corporation, the Corporation hereby undertakes to provide to any person or company:

(a) When the securities of the Corporation are in the course of a distribution pursuant to a short form prospectus or a preliminary short form prospectus has been filed with respect to a distribution of its securities,

i) One (1) copy of the Corporation’s AIF, together with one (1) copy of any document, or the pertinent pages of any document, incorporated by reference in the AIF;
ii) One (1) copy of the comparative financial statements of the Corporation for its most recently completed financial year, the audited report on these financial statements, and one (1) copy of the most recent interim financial statements of the Corporation that have been filed, if any, for any period after the end of its most recently completed financial year;
iii) One (1) copy of the Corporation’s Information Circular in respect of its most recent annual meeting of shareholders that involve the election of its Directors or one (1)
copy of any annual filing prepared instead of said Information Circular;
iv) One copy of any other documents that are incorporated by reference into the preliminary short form prospectus or the short form prospectus and are not required to be provided under (i) to (iii); or

v) at any other time, one copy of any other documents referred to in (a)(i), (ii) and (iii)
above, provided the Corporation may require the payment of a reasonable charge if the request is made by a person who is not a security holder of the Corporation.

(b) Other information, including Directors and Officers’ remuneration and indebtedness, principal holders of the Corporation’s securities, options to purchase securities and the interest of insiders in material transactions, where applicable, is set forth in the Corporation’s
Information Circular dated May 10, 2005 for the Annual General Meeting of Shareholders
held on June 21, 2005 and which involves the election of its Directors (the “Circular”).
Additional financial information can be found in the Corporation’s comparative financial statements for its most recently completed financial year for the year ended February 28,
2006. The Circular and the financial statements are available to the public as provided for by
Section 87 of the Securities Act (Quebec). Documents relating to the Corporation and its activities may also be found on the SEDAR web site at www.sedar.com.

SCHEDULE A
VIRGINIA GOLD MINES INC.
AUDIT COMMITTEE CHARTER

1. GOALS AND GENERAL OBJECTIVES
The audit committee members are established among the board of directors of Virginia Gold
Mines Inc. (the “Company”). The Audit Committee (the “Committee”) assists the board or directors (the “Board”) in fulfilling its oversight responsibilities for:

- the integrity of the Company’s financial statements;
- the Company’s compliance with legal and regulatory requirements;
- the independent auditor’s qualifications and independence;
- the performance of the Company’s independent auditors and internal audit function;
- the Company’s system of disclosure controls and procedures, internal controls over financial reporting and compliance with ethical standards adopted by the Company.
Consistent with this function, the Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures, and practices at all levels. In exercising its functions, the Committee maintains open communication among the Board, the management as well as with the internal and external auditors.
2. POWERS
The Board authorizes the Committee to investigate into any matters within the scope of its responsibilities and is empowered to:

- ask for information when needed to:

- all employees (and all employees are directed to cooperate when the Committee makes a request);
- third parties.

- obtain legal or other counsel from outside professionals;
- invite, when deemed necessary, the directors of the Company to participate in meetings.
The Company will provide appropriate funding, as determined by the Committee, for compensation to the independent auditor, to any advisors that the Committee chooses to engage, and for payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.
3. ORGANIZATION
MEMBERS
3.1 The Committee is comprised of three (3) members, all of whom do not hold any direct management position within the Company and those members are named by the Board.

Each committee member will be a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director.
3.2 All members must be financially literate. The definition of “financially literate” is the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues than can reasonably be expected to be raised by the Company’s financial statements. The Board will determine whether at least one member of the Committee qualifies as an “audit committee financial expert” in compliance with the criteria established by the SEC. The existence of such a member, including his or her name and whether or not he or she is independent, will be disclosed in periodic filings as required by the SEC. Committee members are encouraged to enhance their familiarity with finance and accounting by participating in educational programs, including those conducted by the Company or outside consultants.
3.3 The mandate of the members is for one year, automatically renewable, unless otherwise instructed or upon resignation. Unless a chairperson is elected by the full board, the Committee may designate a chairperson by majority vote.
3.4 Quorum for all meetings will be two members.
3.5 The secretary of the Committee will be the Company secretary or any other person nominated by the Committee.
Attendance in meetings
3.6 If deemed necessary, the Committee may invite other people (such as the Chief Executive
Officer, the Treasurer and the head of the internal auditing function) to participate in the meetings.
3.7 A part of its responsibility to foster open communication, the Committee will meet periodically with management, the head of the internal auditing function, and the independent auditor in separate executive sessions and when appropriate to present their reports.
3.8. The Committee will meet periodically as required to fulfill its obligations either telephonically or by other means. Special meetings may be held when needed either telephonically or by other means.
3.9 Each regularly scheduled meeting will conclude with an executive session of the Committee absent members of management.
3.10 Brief minutes of each meeting must be recorded.
4. ROLES AND RESPONSIBILITIES
The Committee:
4.1 reviews this charter periodically, at least annually, and recommend to the Board any necessary amendments.
4.2 must periodically report on the results of examination of the business and makes recommendations to the Board.

External Audit

4.3 The Committee establishes methods to ensure the independence and qualifications of the external auditor, namely:

i) recommends to the Board the external auditor to be named for the audit; the nomination will be put forward for approval to the shareholders at the annual meeting;
ii) ensures that the external auditor operates independently from the Board and the
Committee. It could recommend, if required, the dismissal of the external auditor;
iii) must examine yearly and discuss the external auditor’s report, detailing all elements that could have an effect upon its independence, and including all services performed and fees submitted by the external auditors. The auditor could be invited to participate in this discussion, if necessary;
iv) when a change of auditors is foreseen, examines all questions related to this change, notably those relative to information that must contain a notice of change of auditor as promulgated by applicable rules and regulations, and the steps that must be followed to permit an orderly transition;
v) whether or not a change in auditors is foreseen, examines systematically the events to declare conforming to those rules and regulations (disagreements, questions out of order and consultations);
vi) examines and approves the hiring policies for employees or former employees of the independent auditor;
vii) ensures that the external auditor reports directly to the Committee;
viii) reviews the experience and qualifications of the lead partner and other senior members of the independent audit team each year and determines that all partner rotation requirements, as promulgated by applicable rules and regulations, are executed. The
Committee will also consider whether there should be rotation of the firm itself. The auditor’s report should be used to evaluate the independent auditor’s qualifications, performance, and independence.
ix) will oversee the resolution of disagreements between management and the external auditor if they arise;
x) so that some services provided by the auditor are not incompatible with their independence or the appearance of such independence, the Committee reviews and preapproves both audit and non-audit services to be provided by the independent auditor.
The authority to grant pre-approvals may be delegated to one or more designated members of the Committee whose decisions will be presented to the full Committee at its next regularly scheduled meeting. Approval of non-audit services will be disclosed to investors in periodic reports.

Financial Information
4.4 The Committee supervises the process of the audit, establishes the means and the disclosure of the financial information, in particular:

i) the instigation of an internal control system, surveillance of the system’s application, the review of the integrity of the organization’s financial reporting processes and internal control structure and the verification of the accuracy of the financial information to be divulged;

ii) the Committee will meet with the independent auditor and management to discuss the annual audited financial statements and quarterly financial statements, including the
Company’s disclosures under “Management’s Discussion and Analysis of Financial
Condition and Results of Operation”, the Form 20-F/40-F and any other filing with regulatory authorities or press release related to the financial results;
iii) must review all documents with financial information, verified or not, before their publication;
iv) reviews the audit plan with the external auditor and management;
v) examines, along with management and the external auditor, proposed changes relative to general accounting principals and critical accounting policies, examine the impact of risks and uncertainties as well as management’s estimates and important decisions that could have a significant effect on the financial information. The Committee will discuss all alternatives treatments that have been discussed with management;
vi) questions management and the external auditor on important issues pertaining to financial information that has been discussed during the course of the last fiscal period, and suggests solutions. The Committee will also discuss the schedule of unadjusted differences;
vii) studies the problems encountered by the external auditor during the audit, in particular those arising because of restrictions imposed by management or on significant accounting questions where there is disagreement with management;
viii) reviews the annual financial statements and the external auditor’s report and obtains explanations from management on all significant differences compared to other periods;
ix) examines the post-audit letter or the letter of recommendations from the external auditor as well as management’s response and the actions taken in reaction to the recommendations;
x) where applicable, reviews management’s assertion on its assessment of the effectiveness of internal control as of the end of the most recent fiscal year, examines the external auditor’s evaluation of internal controls as well as the response of management;
xi) reviews the treasurer’s reports, management’s response and the actions taken in reaction to the recommendations;
xii) reviews the nomination of the person in management responsible for financial matters and that of all other persons with similar functions who participate in the process of the disclosure of financial information;
xiii) reviews that adequate procedures are in place to review Company’s public disclosure of financial information extracted or derived from its financial statements and periodically assesses the adequacy of those procedures;
xiv) keeps informed, trough the external and internal auditors, of any weakness in the systems that could cause errors or deficiencies in financial reporting or deviations form the accounting policies of the Company or from applicable laws and regulations;
xv) reviews the effect of regulatory and accounting initiatives, as well as off-balance-sheet structures, on the financial statements of the Company;

xvi) reviews and approve all related-party transactions, defined as those transactions required to be disclosed.
Complaints
4.5 Establishes procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters.
4.6 Establishes procedures for the confidential, anonymous submission by Company employees regarding questionable accounting or auditing matters.
Code of Ethics
4.7 Establishes, reviews, and updates periodically a code of business conduct and ethics and determines whether management has established a system to enforce this code. Determines whether the code is in compliance with all applicable rules and regulations.
4.8 Reviews management’s monitoring of the Company’s compliance with its code of business conduct and ethics, and determines whether management has the proper review system in place such that the Company’s financial information disseminated to governmental organizations and the public satisfy legal requirements.
Internal Audit
4.9 i. Reviews the activities of the internal auditing services
ii. Reviews and approves the internal auditor’s mandate;
iii. Reviews with the independent auditor, the internal auditing department, and management the extent to which changes or improvements in financial or accounting practices have been implemented;
iv. Reviews activities, organizational structure, and qualifications of the internal audit function;
v. Periodically reviews with the internal audit director any significant difficulties, disagreements with management, or scope restrictions encountered in the course of the function’s work.
Others
4.10 Reviews, with the Company’s counsel, legal compliance matters, including corporate securities trading policies.
4.11 Reviews, with the Company’s counsel, any legal matter that could have a significant impact on the Company’s financial statements.
4.12 Discusses policies with respect to risk assessment and risk management, including appropriate guidelines and policies to govern the process as well as the Company’s major financial risk exposures and the steps management has undertaken to control them.
4.13 Conducts an annual performance assessment relative to the Committee’s purpose, duties, and responsibilities outlined herein.
4.14 Prepares Committee’s report to be included in the Company’s annual proxy statement, as required by SEC Regulations.
4.15 Performs any other activities consistent with this charter, the Company’s bylaws, and governing law, as the Board deems necessary or appropriate.